UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE13GA*


              Under the Securities Exchange Act of 1934
                        (Amendment No__3__)*


                          Willdan Group, Inc.
---------------------------------------------------------------------

                           (Name of Issuer)

 		   Common Stock, par value $0.01


---------------------------------------------------------------------

                    (Title of Class of Securities)

                              96924N100

                          -----------------
                            (CUSIP Number)


  			  December 31, 2011
---------------------------------------------------------------------
        (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    /x/ Rule 13d-1(b)
    /x/ Rule 13d-1(c)
    / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)
                           Page 1 of 9

CUSIP No. 96924N100
--------------------

    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only)

        WEDBUSH, Inc.
---------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group
   	(See Instructions)

       (a) /x/
       (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   4.   Citizenship or Place of Organization

        California
---------------------------------------------------------------------
     Number of Shares  5. Sole Voting Power                   108,793
     Beneficially by   ----------------------------------------------
     Owned by Each     6. Shared Voting Power                 726,693
     Reporting         ----------------------------------------------
     Person With:      7. Sole Dispositive Power              108,793
                       ----------------------------------------------
                       8.Shared Dispositive Power           829,378(1)

---------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person

       829,378(1)
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        11.4%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)

---------------------------------------------------------------------
        CO


(1) Includes 102,685 shares of Common Stock,over which Wedbush Securities has dispositive power. The reporting persons disclaim benficial ownership over such shares.

CUSIP No. 96924N100
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Edward W. Wedbush
---------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group
        (See Instructions)

        (a) /x/
        (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   4.   Citizenship or Place of Organization

        United States of America
---------------------------------------------------------------------
     Number of Shares     5. Sole Voting Power          162,100
     Beneficially by   ----------------------------------------------
     Owned by Each        6. Shared Voting Power        726,693
     Reporting         ----------------------------------------------
     Person With:         7. Sole Dispositive Power     162,100
                       ----------------------------------------------
                          8.Shared Dispositive Power    829,378(1)

---------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

	829,378(1)
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        11.4%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)

---------------------------------------------------------------------
        IN

(1) Includes 102,685 shares of Common Stock,over which Wedbush Securities has dispositive power. The reporting persons disclaim benficial ownership over such shares.

CUSIP No. 96924N100
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Wedbush Securities, Inc.
---------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group
         (See Instructions)

          (a) /x/
          (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   6.   Citizenship or Place of Organization

        California
---------------------------------------------------------------------
     Number of Shares    5. Sole Voting Power               221,738
     Beneficially by   ----------------------------------------------
     Owned by Each       6. Shared Voting Power             492,631
     Reporting         ----------------------------------------------
     Person With:        7. Sole Dispositive Power          221,738
                       ----------------------------------------------
                         8.Shared Dispositive Power        829,378(1)

---------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        829,378(1)
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        11.4%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
---------------------------------------------------------------------

        BD


(1) Includes 102,685 shares of Common Stock,over which Wedbush Securities has dispositive power. The reporting persons disclaim benficial ownership over such shares.


CUSIP No. 96924N100
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Wedbush Opportunity Capital, LLC
---------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group
         (See Instructions)

          (a) /x/
          (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   6.   Citizenship or Place of Organization

        Delaware
---------------------------------------------------------------------
     Number of Shares    5. Sole Voting Power                    0
     Beneficially by   ----------------------------------------------
     Owned by Each       6. Shared Voting Power             186,098
     Reporting         ----------------------------------------------
     Person With:        7. Sole Dispositive Power               0
                       ----------------------------------------------
                         8.Shared Dispositive Power         186,098

---------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        829,378(1)
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        11.4%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
---------------------------------------------------------------------

        OO


(1) Includes 102,685 shares of Common Stock,over which Wedbush Securities has dispositive power. The reporting persons disclaim benficial ownership over such shares.



CUSIP No. 96924N100
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Wedbush Opportunity Partners, LP
---------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group
         (See Instructions)

          (a) /x/
          (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   6.   Citizenship or Place of Organization

        Delaware
---------------------------------------------------------------------
     Number of Shares    5. Sole Voting Power                    0
     Beneficially by   ----------------------------------------------
     Owned by Each       6. Shared Voting Power             186,098
     Reporting         ----------------------------------------------
     Person With:        7. Sole Dispositive Power               0
                       ----------------------------------------------
                         8.Shared Dispositive Power         186,098

---------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        829,378(1)
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        11.4%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
---------------------------------------------------------------------

        PN

(1) Includes 102,685 shares of Common Stock,over which Wedbush Securities has dispositive power. The reporting persons disclaim benficial ownership over such shares.

Cusip No. 96924N100           13G Willdan, Inc.

---------------------------------------------------------------------

Item 1. Name and Address of Issuer.

(a) This statement relates to the shares of the common stock of Willdan, Inc. ("Issuer").

(b)   Issuer's address: 2401 East Katella Avenue, Suite 300
      Anaheim, California 92806


Item 2. Filers

(a)   This statement is filed by WEDBUSH, Inc. ("WI"),
      Edward W. Wedbush ("EWW"), Wedbush Securities,
      Inc. ("WS"), Wedbush Opportunity Capital, LLC ("WOC"), and Wedbush Opportunity Partners, LP ("WOP").

(b)   Business address of the above filers are as follows:
      WI - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457
      EWW - P.O. Box 30014, Los Angeles, CA 90030-0014
      WS - P.O. Box 30014, Los Angeles, CA 90030-0014
      WOC - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457
      WOP - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457

(c) WI is a California corporation. EWW is a citizen of the United States of America. WS is a California corporation.
      WOC is a limited liability corporation organized under the laws of the State of Delaware. WOP is a limited partnership organized under the laws of the State of Delaware.

(d)   Common stock

(e)   96924N100

Item 3. Classification of Filers

(a)        WI is a control person

(b) - (j)  Not applicable

(g)	   WS is a broker/dealer

(b) - (j)  Not applicable

(b) - (j)  Not applicable

Item 4. Ownership

(a) WI has sole ownership of 108,793 Shares of the Issuer; EWW has sole ownership of 162,100 Shares, WS has sole ownership of 221,738 Shares, WOC has sole ownership of 0 Shares, and WOP has sole ownership of 0 Shares.

(b)   Of the Shares outstanding, WI owns approximately 1.50%;
      EWW owns approximately 2.23%; WS owns approximately
      3.05%; WOC owns approximately 0.00%; and WOP owns approximately 0.00%.

(c)   Number of Shares as to which the filer has:

      (i) Sole power to vote: WI has sole power to vote on 108,793 Shares; EWW has 162,100 sole Shares; WS has 221,738 sole Shares; WOC has 0 sole Shares, and WOC has 0 sole Shares.

      (ii) Shared power to vote: WI has 726,693 Shares; EWW has 726,693 Shares; WS has 492,631 Shares; WOP has
            186,098 Shares; and WOP has 186,098 Shares.

      (iii) Sole power to dispose: WI has sole power to dispose on 108,793 Shares; EWW has 162,100 Shares to dispose; WS has 221,738 Shares to dispose;
            WOC has 0 Shares to dispose; and WOP 0 has Shares to dispose.

      (iv)  Shared power to dispose;  WI has 829,378 Shares;
            EWW has 829,378 Shares; WS has 829,378 Shares;
            WOC has 186,098 Shares; and WOP has 186,098
            Shares.

Item 5. Ownership of Five Percent or Less of a Class.

     	Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another.

        Not applicable.

Item 7. Identification and Classification of Subsidiary which
        Acquired the Securities Being Reported on by the Parent
        Holding Company.

     	Not Applicable.

Item 8.     Identification and Classification of Members of a Group.

Name                           Category    No.ofShares     Percentage

WEDBUSH, Inc.	                  CO         108,793         1.50%
Edward W. Wedbush                 IN         162,100         2.23%
Wedbush Securities, Inc.   	  BD         221,738         3.05%
Wedbush Opportunity Capital, LLC  OO               0         0.00%
Wedbush Opportunity Capital, LLC  PN               0         0.00%

EWW is the Chairman of WI. EWW owns a majority of the outstanding Shares of WI. EWW is the President of WS. WI owns all of the shares of WS. WI owns a majority of WOC. WOC is the general partner and acts as the investment manager for WOP. Accordingly, EWW may be deemed the beneficial owner of the Issuer's Shares owned by WI. However, beneficial ownership of the Issuer's Shares is hereby disclaimed by EWW.


Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                              Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                        WEDBUSH, Inc.

02/10/12
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ President
---------------------------
Name/Title


         Edward W. Wedbush


02/10/12
---------------------------
Date

EDWARD W. WEDBUSH
------------------
Edward W. Wedbush
---------------------------
Signature

EDWARD W. WEDBUSH
------------------
Edward W. Wedbush
---------------------------
Name/Title

        Wedbush Securities, Inc.



02/10/12
---------------------------
Date

EDWARD W. WEDBUSH
------------------
Edward W. Wedbush
---------------------------
Signature


Edward W. Wedbush/ President
---------------------------
Name/Title


        Wedbush Opportunity Capital, LLC

02/10/12
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ Managing Director
---------------------------
Name/Title




	Wedbush Opportunity Partners, LP

02/10/12
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ Managing Director
---------------------------
Name/Title